TANDYCRAFTS, INC. REPORTS THIRD QUARTER, NINE MONTHS RESULTS


Fort Worth, Texas. April 21, 1995 -- TANDYCRAFTS, INC. (NYSE: TAC) today announced results for the third quarter and nine months of fiscal 1995, ended March 31, 1995.

     For the three months ended March 31, 1995, the Company incurred a loss of $1,056,000 or $.09 per share compared to income of $1,680,000 or $.15 per share reported for the same period in Fiscal 1994. Net sales for the third quarter of fiscal 1995 were $54,891,000, a 5% increase over the $52,469,000 reported for the comparable period in the prior year.

     For the nine months ended March 31, 1995, net income was $5,095,000 or $.45 per share compared to $6,791,000 or $.60 for the prior fiscal year. Net sales increased 24% to $196,022,000 versus $158,048,000 for fiscal 1994.

     At the Specialty Retail level, total sales for the quarter increased 9% compared to the same period in fiscal 1994. Both sales and same store sales at Tandy Leather, with 175 stores, were down 3% when compared to the same period last year. Cargo Furniture & Accents, with 40 stores opened versus 44 for the same period last year, saw sales slip 4% due to the smaller number of stores, while same store sales increased 3%. Sav-On Discount Office Supplies, with 36 stores opened versus 15 last year, reported a 44% sales increase and a 4% increase in same store sales. Joshua's Christian Stores, with 70 stores opened versus 57 stores opened last year, realized a 21% sales increase. Same store sales, which were flat for the quarter, were up 4% in January and February but down by 7% for March as a result of Easter falling two weeks later - April 16 versus April 3 last year - making March comparisons difficult. For the first two weeks of April 1995, sales were up 29% and same store sales were up 16%.

     At the Specialty Manufacturing level, sales for the quarter were up 1% when compared to last year. This reflected several factors including continued weakness in the apparel divisions, Belts and Accessories and Outerwear, a slowing of sales at TWI as a result of the baseball strike and the shifting of certain promotional sales from the third quarter to the fourth quarter in the Frames and Framed Art division.

     Going into the fourth quarter, plans call for the opening of four additional Joshua's Christian Stores and two Sav-On Discount Office Supplies stores prior to June 30, 1995.

     Commenting on the results, Earl Cox, Chairman, stated "While Tandycrafts completed its quarter setting sales records, the Company, as previously stated, did incur a loss for the quarter. This loss was attributable to several factors including weakness in the apparel industry, decline in sales at TWI due to the baseball strike, shifting of retail sales as a result of a later
Easter and additional new store expenses incurred primarily in expanding one of the Company's most promising retail operations, Sav-On Discount Office Supplies." Looking to the fourth quarter, Mr. Cox added, "Some of these factors including the continuing weakness in the apparel divisions, Belts and Accessories and Outerwear, will continue to negatively impact our performance."

     Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company, Joshua's Christian Stores, Cargo Furniture & Accents, and Sav-On Discount Office Supplies. Its Specialty Manufacturing segment is comprised of four manufacturing divisions; Frames and Framed Art, Belts and Accessories, Outerwear and Tandy Wholesale International ("TWI").


                                (Table to follow)



                          Three Months Ended      Nine Months Ended
                         -------------------    ---------------------
                         March 31,  March 31,   March 31,   March 31,
                            1995       1994        1995        1994
                         --------   --------    --------    ---------


Net sales                $   54,891 $   52,469  $  196,022  $  158,048

Operating costs and expenses:
 Cost of goods sold          33,160     31,222     117,534      93,801
 Selling, general and
  administrative             20,902     17,024      63,790      49,375
 Depreciation and
  amortization                1,465      1,046       4,021       2,866
                         ---------- ----------  ----------  ----------
  Total operating costs
   and expenses              55,527     49,292     185,345     146,042
                         ---------- ----------  ----------  ----------

Operating income (loss)       (636)      3,177      10,677      12,006
Interest expense, net         1,001        476       2,777       1,005
                         ---------- ----------  ----------  ----------

Income (loss) before
 income taxes               (1,637)      2,701       7,900      11,001
Provision for income
 taxes                        (581)      1,021       2,805       4,210
                         ---------- ----------  ----------  ----------

  Net income             $  (1,056) $    1,680  $    5,095  $    6,791
                         ========== ==========  ==========  ==========

Net income (loss) per
  share                     $(0.09)      $0.15       $0.45       $0.60
                            =======      =====       =====       =====


Weighted average common and
 common equivalent shares    11,500      11,327     11,366      11,404
                             ======      ======     ======      ======


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